UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported) August 4, 2006

China BAK Battery, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-32898	88-0442833
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

BAK Industrial Park, No. 1 BAK Street Kuichong Town, Longgang District Shenzhen People’s Republic of China	Not applicable
(Address of Principal Executive Offices)	(Zip Code)

(86-755) 8977-0093

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(b) As reported in the current report on Form 8-K that China BAK Battery, Inc. (the “Company”) filed with the SEC on the date hereof, the Company changed its independent registered public accounting firm from Schwartz Levitsky Feldman LLP to KPMG. The Company engaged KPMG on May 15, 2006 to begin a re-audit of the Company’s financial statements for the fiscal years ended September 30, 2003, 2004 and 2005.

During the course of the audit, KPMG notified the Company’s accounting staff of misstatements in the Company’s previously reported financial statements for the fiscal years ended September 30, 2003, 2004 and 2005 that required correction relating to: (1) the overstatement of interest expense because of an error in the application of accounting principles relating to interest capitalization, and the related understatement of property, plant and equipment, construction in progress and depreciation expenses; (2) the incorrect charging to shareholders’ equity for fiscal year 2005 the provision for staff and workers’ bonus and welfare fund instead of charging it to the statements of income and comprehensive income; (3) the overstatement of the provision for contributions to a social insurance plan because of a misinterpretation of the applicable PRC laws; (4) the understatement of our accumulated foreign-currency translation adjustment for fiscal 2005 included in comprehensive income and overstatement of our additional paid-in capital due to a calculation error during consolidation; (5) other misstatements of amounts related to amortization of lease prepayments, prepayments and other receivables, accrued expenses and other payables, cost of revenues, general and administrative expenses, finance costs, other expenses, and certain cash flow items, and (6) the consequential understatements or overstatements of income tax expenses.

Until the Board of Directors meeting referred to in the next paragraph, the Company’s accounting staff worked to quantify the adjustments to correct the misstatements referred to above for purposes of determining whether they were material, individually or in the aggregate, and in consideration of all relevant surrounding circumstances, to require a restatement of the financial statements.

On August 2, 2006, the Board of Directors determined that the Company’s previously filed financial statements for each of the years and quarters in the fiscal years ended September 30, 2003, 2004 and 2005, and the fiscal quarters ended December 31, 2005 and March 31, 2006 should no longer be relied upon.

Although the audit by KPMG is ongoing, and the Company is not yet in a position to finalize the expected adjustments to correct the misstatements referred to above, it currently estimates that the adjustments, in the aggregate, would result in an increase in the Company’s net income by approximately $1 million in each of fiscal 2004 and 2005, and an increase in the Company’s shareholders’ equity by approximately $1 million and $2 million in fiscal 2004 and 2005, respectively. The Company also estimates that its previously reported revenues would not be affected by the adjustments. However, no assurance can be given in this regard and investors should only rely on the restated financial information to be announced by the Company in due course.

KPMG was asked to furnish the Company a letter, addressed to the SEC, stating whether or not it agrees with the above statements as they relate to KPMG. A copy of that letter, dated August 4, 2006, is filed as Exhibit 16.1 to this Current Report on Form 8-K.

The Company will amend its previously filed periodic reports to restate its financial information. The Company is also terminating the offering by selling stockholders under its previously filed registration statements (File Nos. 333-122209 and 333-130247) on Form SB-2, which contain the financial statements to be restated and which have been declared effective by the SEC.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

16.1.	Letter of KPMG dated August 4, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA BAK BATTERY, INC.

Date: August 4, 2006	By:	/s/ Xiangqian Li
Xiangqian Li
Chairman, President and
Chief Executive Officer